May
                            23rd
                            1 9 9 6




                                                    953,235-039
                                                    NB1-262239.V1


Wyle Electronics
15370 Barranca Parkway
Irvine, California  92718

          Re:  Wyle Electronics 401(k) Plan

Gentlemen:

          In connection with the preparation of the Form S-8 to be submitted by Wyle Electronics (the "Company") to the Securities and Exchange Commission with respect to the Wyle Electronics 401(k) Plan as amended effective July 1, 1996 (the "Plan"), you have requested our opinion as to whether the provisions of the written documents constituting the Plan comply with the requirements of the Employment Retirement Income Security Act of 1974 ("ERISA"). We consent to the use of this opinion as an exhibit to the Registration Statement on Form S-8 for the Plan.

          We have been advised by you that the Plan will be submitted to the Internal Revenue Service in order to obtain a favorable determination letter that the Plan satisfies the requirements of the Tax Reform Act of 1986, as amended, and subsequent legislation. In addition, you have advised us that the Plan will be timely amended within the applicable remedial amendment period with respect to any additional amendments required by the Internal Revenue Service as a condition to granting a favorable determination letter.

          Based on the foregoing, and our examination of the Plan and accompanying trust, it is our opinion that, the form of the Plan satisfies the essential substantive requirements of ERISA and the Code. Our opinion and any determination letter issued by the Internal Revenue Service covers only the form of the Plan and leaves open the question of whether in operation the Plan is qualified.

                              Respectfully submitted,


                              /s/ O'Melveny & Myers